WEAVER MARTIN & SAMYN

November 5, 2012

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 fifth Street, NW
Washington, DC 20549

RE: Bioflamex Corporation
File No. 000-53712
Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver Martin & Samyn, LLC was previously principal certifying accountant for Bioflamex Corporation the "Company") and reported on the financial statements of the Company for the year ended February 29, 2012. An 8-K was filed on October 17, 2012 stating we would no longer be the principal certifying accountant. We have read Item 4.01 of Form 8-K of Bioflamex Corporation and agree with the statements concerning our Firm contained therein.

Very Truly Yours

Weaver Martin & Samyn

/s/ Weaver Martin & Samyn, LLC
411 Valentine Road, Suite 300
Kansas City, Missouri 64111

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252